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                               PURCHASE AGREEMENT

                                     BETWEEN

                PRUDENTIAL-BACHE/EQUITEC REAL ESTATE PARTNERSHIP,
                        A CALIFORNIA LIMITED PARTNERSHIP

                              (THE "PARTNERSHIP"),

                                       AND

                     GLENBOROUGH REALTY TRUST INCORPORATED,
                             A MARYLAND CORPORATION
                                       AND
                          GLENBOROUGH PROPERTIES, L.P.,
                        A CALIFORNIA LIMITED PARTNERSHIP
                           (COLLECTIVELY, "PURCHASER")


                           RELATING TO THE PROPERTIES
                                COMMONLY KNOWN AS


               GATEWAY PROFESSIONAL CENTER, SACRAMENTO, CALIFORNIA
                       PARK PLAZA, SACRAMENTO, CALIFORNIA
                        POPLAR TOWERS, MEMPHIS, TENNESSEE
                                       AND
                 TOTEM VALLEY BUSINESS PARK, SEATTLE, WASHINGTON


                     AND INTERESTS IN THE ENTITIES KNOWN AS


                    MONTROSE OFFICE PARK LIMITED PARTNERSHIP,
                         A MARYLAND LIMITED PARTNERSHIP
                       MONTROSE OFFICE PARK JOINT VENTURE,
                  A MARYLAND SINGLE PURPOSE GENERAL PARTNERSHIP
                                       AND
                        EQUITEC VENTURE CORP. III, INC.,
                            A CALIFORNIA CORPORATION

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



                               PURCHASE AGREEMENT
                            PRUDENTIAL-BACHE/EQUITEC

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
List of Addenda...........................................................  ii

List of Exhibits.......................................................... iii

List of Schedules.........................................................  iv

1.   Definitions..........................................................  1

2.   Agreement to Purchase and Sell.......................................  1

3.   Consideration........................................................  1

4.   Conditions to Closing/Totem Valley Lease.............................  3

5.   Closing and Escrow...................................................  4

6.   Closing Adjustments and Prorations...................................  6

7.   The Partnership's Representations and Warranties/Property Condi
     tion.................................................................  8

8.   Purchaser's Representations and Warranties........................... 10

9.   Indemnification by Purchaser......................................... 12

10.  Risk of Loss......................................................... 12

11.  Condemnation......................................................... 13

12.  The Partnership's Continued Operation of the Properties.............. 14

13.  Cooperation Before Closing........................................... 15

14.  Non-Consummation of the Transaction.................................. 15

15.  Miscellaneous........................................................ 16


Addenda
Exhibits
Schedules

                                 LIST OF ADDENDA

I. Definitions

                                LIST OF EXHIBITS

A.  Assignment and Assumption of Leases

B.  Bill of Sale

C.  Assignment and Assumption of Service Contracts,
    Warranties and Guaranties, and Other Intangible Property

D.  Certificate of the Partnership Other Than an Individual
    (FIRPTA Affidavit)

E.  Assignment of Partnership Interests in Montrose Office Park Limited
    Partnership

F. Assignment of Joint Venture/General Partnership Interests in Montrose Office Park Joint Venture

G.  Escrow Agreement

                                LIST OF SCHEDULES


SCHEDULES REFERENCED IN ADDENDUM I (DEFINITIONS)

1.  Description of Land

2.  Permitted Exceptions

3.  Rent Roll

4.  Deferred Maintenance

5.  Loan

6.  Description of Related Property

                               PURCHASE AGREEMENT
                            PRUDENTIAL-BACHE/EQUITEC

     THIS PURCHASE AGREEMENT ("Agreement") is dated as of the Effective Date (as defined in Addendum I hereto) by and among Prudential-Bache/Equitec Real Estate Partnership, a California limited partnership (the "Partnership") and Glenborough Realty Trust Incorporated, a Maryland corporation ("GLB") and Glenborough Properties, L.P., a California limited partnership ("GPLP") (collectively, "Purchaser").

                                    RECITALS

     A. Purchaser desires to acquire the Property (as defined in Addendum I below) and the Interests (as defined in Addendum I attached hereto) (the Interests, together with the Property, the "Assets") from the Partnership and the Partnership desires to sell the Assets to Purchaser, upon the terms and subject to the conditions set forth in this Agreement (the "Sale").

     B. Following such Sale, the Partnership intends to liquidate itself and distribute its net assets (including the proceeds of such Sale) to its General Partners (as defined in Addendum I attached hereto) and the holders of the beneficial ownership interest in the limited partnership interests of the Partnership (the "Unitholders").

         NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants and agreements hereinafter contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereby agree as follows:



     1. DEFINITIONS. Terms used in this Agreement shall have the meanings set forth in Addendum I attached hereto.

     2. AGREEMENT TO PURCHASE AND SELL. Subject to and upon the terms and conditions herein set forth and the representations and warranties contained herein, the Partnership agrees to sell the Assets to Purchaser, and Purchaser agrees to acquire the Assets from the Partnership.

     3. CONSIDERATION. The Partnership and Purchaser agree that the total Consideration for the Assets shall be Forty Three Million Five Hundred Twenty Thousand

Dollars ($43,520,000), subject to adjustment for Deferred Maintenance and other matters as provided herein.

          (a) The Consideration shall be comprised of the following components:

               (i) EARNEST MONEY DEPOSIT. Within one (1) business day of the Effective Date, Purchaser shall deposit the Earnest Money in escrow with the Title Company and shall cause the Title Company to provide the Partnership with written confirmation on such date that it has received same. The Earnest Money shall be held in a federally insured interest-bearing account and interest accruing thereon shall be for the party entitled thereto pursuant to the terms of this Agreement and the Escrow Agreement. The Earnest Money shall be in the form of cash. In the event the transaction contemplated hereby is consummated, the Earnest Money plus interest accrued thereon shall be credited against Purchaser's payment obligations hereunder.

               (ii) THE LOAN. Provided that the Partnership receives, at Purchaser's expense, the written consent of the holder of the Loan to the Sale not less than thirty (30) days prior to the Closing Date, and subject to delivery of the Release as provided herein, at the Closing, there shall be credited against the Consideration an amount equal to the greater of (i) all amounts claimed by the holder of the Loan as of the Closing Date (other than prepayment fees or similar charges including but not limited to the Fixed Rate Price Adjustment) under a payoff demand submitted to the Title Company and approved by the Partnership, or (ii) the outstanding principal balance of the Loan, together with all accrued unpaid interest thereon as of the Closing Date, and all late charges, penalties or other charges (other than prepayment fees or similar charges including but not limited to the Fixed Rate Price Adjustment) owing under the Loan. In such event, the Loan shall be the responsibility of Purchaser, which may, at its option, acquire the Property subject to the Loan, seek to assume the Loan, refinance the Loan contemporaneously with or after the Closing, retire the Loan at the Closing, or take any other actions with respect to the Loan in whatever manner it sees fit. Should Purchaser assume the Loan, the cost of any assumption fee or related costs shall be the obligation of Purchaser. Any costs related to the Release shall be the obligation of Purchaser. Should Purchaser refinance the Loan, any costs related to such refinancing shall be the obligation of Purchaser. Should Purchaser retire the Loan, any prepayment penalty or similar charge including but not limited to the Fixed Rate Price Adjustment shall be the obligation of Purchaser. In no event shall the Release or the Purchaser's ability to assume, retire or refinance the Loan be a condition to Purchaser's obligations hereunder.

               (iii) CASH. On the Closing Date, Purchaser shall deliver to the Partnership, immediately available funds in an amount equal to the Consideration less (i) the Earnest Money Deposit, as more fully described above and (ii) the amount of the Loan credit as calculated above, and subject to closing adjustments and prorations pursuant to Subsection 6(c) hereof.

          (b) WITHHOLD IF THE PARTNERSHIP A FOREIGN PERSON. The Partnership acknowledges and agrees that, if the Partnership is a foreign person, Purchaser may be required to withhold a portion of the Consideration pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code") or Sections 18805 and 26131 of the California Revenue and Taxation Code or similar laws or regulations of other states.

          (c) ALLOCATION OF CONSIDERATION. The Partnership and Purchaser agree to allocate the Consideration as follows, subject to adjustment as provided herein, in accordance with Section 1060 of the Code: Gateway Professional Center - $4,250,000; Park Plaza - $6,670,000; Poplar Towers - $5,000,000;
     Totem Valley Business Park - $7,200,000; Interest in Montrose Office Park Joint Venture - $19,155,600; Interest in Montrose Office Park Limited Partnership - $1,244,300; Interest in Equitec Venture Corp. III, Inc. - $100. Neither the Partnership nor Purchaser shall file any tax return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Subsection.

     4. CONDITIONS TO CLOSING/TOTEM VALLEY LEASE.

          (a) PURCHASER'S CONDITIONS PRECEDENT. Purchaser's Conditions Precedent as set forth below are precedent to Purchaser's obligation to acquire the Assets. The Purchaser's Conditions Precedent are intended solely for the benefit of Purchaser. If any of the Purchaser's Conditions Precedent are not satisfied, Purchaser shall have the right in its sole discretion either to waive such Purchaser's Condition Precedent and proceed with the Sale or terminate this Agreement by written notice to the Partnership and the Title Company.

                    (i) DELIVERIES BY PARTNERSHIP. The Partnership shall fulfill in all material respects its obligations under Section 5(c) hereof, except as otherwise set forth herein.

                    (ii) TITLE POLICY. Title Company shall be committed to issue a Title Policy at Closing for each Property showing fee or leasehold title, as applicable, to such insured Property vested in Purchaser, subject to the Permitted Exceptions.

                    (iii) DEFERRED MAINTENANCE. The Partnership shall have
               completed or shall cause to be completed the Deferred Maintenance on the Properties and the Related Property, or, to the extent such work has not been completed, Purchaser shall receive a credit at Closing, which credit shall be calculated based upon the agreed valuations set forth in Schedule 4.

                    (iv) NO ORDERS, ETC. No stay, order, judgment or decree
               shall have been entered, and not vacated, by a court or administrative agency or other governmental body, in any action which enjoins, materially restrains or prohibits the consummation of the Sale.

                    (v) REQUIRED CONSENTS. All material authorizations,
               consents, permits and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation of the Sale shall have been obtained.

               (b) THE PARTNERSHIP'S CONDITIONS PRECEDENT. The Partnership's Conditions Precedent as set forth below are precedent to the Partnership's obligation to transfer the Assets, and are intended solely for the benefit of the Part nership. If any of the Partnership's Conditions Precedent are not satisfied, the Partnership shall have the right in its sole discretion either to waive such Partnership's Condition Precedent and proceed with the Sale or terminate this Agreement by written notice to Purchaser and the Title Company.

                    (i) LIMITED PARTNER CONSENT. The Partnership shall have
               received the Consents on or before December 4, 1997.

                    (ii) AMENDMENTS. The Amendment shall have been approved by the Unitholders and executed by the General Partners before Closing.

                    (iii) RELEASE. If the Loan is not retired at Closing, the
               Partner ship shall have received a duly executed release in form and substance acceptable to the Partnership, pursuant to which Purchaser and the holder of the Loan as of the Closing Date shall release the Partnership, PB Properties and the Unitholders from any and all obligations and liabilities under the Loan Documents whether arising before, on or after the Closing Date (the "Release").

                    (iv) NO ORDERS, ETC. No stay, order, judgment or decree
               shall have been entered, and not vacated, by a court or administrative agency or other governmental body, in any action which enjoins, restrains or prohibits the consummation of the Sale.

                    (v) REQUIRED CONSENTS. All authorizations, consents, permits and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation of the Sale shall have been obtained.

                    (vi) DELIVERIES BY PURCHASER. The Partnership shall have
               received the balance of the total Consideration and the duly executed docu ments to be delivered by Purchaser pursuant to
               Section 5 hereof.

                    (vii) REPRESENTATIONS AND WARRANTIES. The representations
               and warranties of Purchaser shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date.

          (c) TOTEM VALLEY LEASE. Notwithstanding anything to the contrary contained herein, (i) the consent of the landlord under the Totem Valley Lease to an assignment of such lease shall in no event be a condition to Purchaser's obligation to close hereunder, and (ii) in the event that the landlord under the Totem Valley Lease exercises its right to terminate such lease without cause prior to or after Closing, no such termination shall effect the obligations of Purchaser hereunder or entitle the Purchaser to any credit or offset against the Consideration. The provisions of clause
     (ii) of this subparagraph shall survive the Closing.

     5. CLOSING AND ESCROW.

          (a) CLOSING DATE. The Closing shall be conducted through, and all items to be delivered shall be delivered to, the Title Company, on or before the Closing Date, which may be extended upon mutual written agreement of the parties.

          (b) ESCROW INSTRUCTIONS. Title Company shall hold the Earnest Money in accordance with the provisions of the Escrow Agreement. The Partnership and Purchaser hereby designate Title Company as the Reporting Person for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder.

          (c) THE PARTNERSHIP'S DELIVERIES TO ESCROW. At or before the Closing, the Partnership shall deliver to escrow the following, to the extent they have not already been delivered:

               (i) the duly executed and acknowledged Deeds for each Property (except with respect to the portion of one of the Properties leased by the Partnership under the Totem Valley Lease);

               (ii) a duly executed and acknowledged Assignment and Assumption of Lease with respect to the Totem Valley Lease;

               (iii) duly executed Assignments of Leases for each Property;

               (iv) duly executed Bills of Sale for each Property;

               (v) duly executed Assignments of Contracts for each Property;

               (vi) a FIRPTA affidavit (in the form attached as Exhibit E) pursuant to Section 1445(b)(2) of the Internal Revenue Code of 1986 (the code), and on which Purchaser is entitled to rely, that the Partnership not a foreign person within the meaning of Section 1445(f)(3) of the Code;

               (vii) a California Form 590 (or equivalent form for another appropriate state) from Purchaser certifying that the Partnership has a permanent place of business in California or such other state and is qualified to do business in California or such other state;

               (viii) the certificates representing 100% of the issued and outstanding shares of Equitec Venture Corp. III, Inc., duly endorsed by the Partnership in blank, or accompanied by stock powers duly executed by the Partnership in blank;

               (ix) the Interests Transfer Documents, duly executed by the Partnership as indicated; and

               (x) such original resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to the Partnership as shall be reasonably required by Purchaser and/or the Title Company in connection with its issuance of each Title Policy.

          (d) PURCHASER'S DELIVERIES TO THE PARTNERSHIP. At or before the Closing, Purchaser shall deliver or cause to be delivered to escrow the following:

               (i) a duly executed and acknowledged Assignment and Assumption of Lease with respect to the Totem Valley Lease;

               (ii) a duly executed Assignment of Leases for each Property;

               (iii) such original resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Purchaser as shall be reasonably required by the Partnership;

               (iv) a duly executed Assignment of Service Contracts for each Property;

               (v) if the Loan is not retired at Closing, the Release; and

               (vi) the Cash.

          (e) PAYMENT OF TAXES. Purchaser shall obtain any stock transfer stamps required and shall properly file, with the cooperation of the Partnership, on a timely basis all necessary tax returns, reports and forms and other documentation with respect to any stamp, transfer, notarial, documentary, sales, use, registration and other similar taxes or fees incurred in connection with the transfer of the Interests, and shall provide to the Partnership appropriate invoices evidencing all payments in connection therewith.

          (f) DEPOSIT OF OTHER INSTRUMENTS. The Partnership and Purchaser shall each deposit such other instruments as are reasonably required by Title Company in connection with its issuance of each Title Policy, provided, however, the Partnership shall have no obligation to execute any owner's affidavits or any indemnity required in order to remove "gap" or "creditors' rights" exceptions.

     6. CLOSING ADJUSTMENTS AND PRORATIONS. With respect to each Property and the Related Property, the following adjustments shall be made to the Consideration, and the following procedures shall be followed:

          (a) BASIS OF PRORATIONS. All prorations shall be calculated as of 12:01 a.m. on the Closing Date, on the basis of a 360-day year.

          (b) ITEMS NOT TO BE PRORATED. The Partnership will not assign to Purchaser any of the hazard insurance policies affecting the Properties or the Related Property in force as of the Closing Date. Therefore, there shall be no prorations or adjustments of any kind with respect to insurance premiums.

          (c) CLOSING ADJUSTMENTS. Prior to Closing, Purchaser shall prepare for review, comment and agreement by the Partnership a proration statement for each Property and the Related Property, and each party shall be credited or charged at the Closing, in accordance with the following:

               (i) RENTS. The Partnership shall account to Purchaser for any Rents actually collected by the Partnership or its affiliates for the rent period in which the Closing occurs, and Purchaser shall be credited for its share.

               (ii) EXPENSES.

                    a) PREPAID EXPENSES. To the extent Expenses have been paid prior to the Closing Date for the payment period in which the Closing occurs, the Partnership shall account to Purchaser for such prepaid Expenses, and the Partnership shall be credited for its pro rata share thereof for the period after the Closing Date.

                    b) NON-DELINQUENT UNPAID EXPENSES. To the extent
               non-delinquent Expenses relating to the payment period in which the Closing occurs are unpaid as of the Closing Date but have been billed or are subject to reasonably accurate estimation as outlined below, Purchaser shall be credited for the Partnership's pro rata share of such non-delinquent Expenses for the period prior to the Closing Date (unless already credited pursuant to Section 3(a)(ii)). Purchaser agrees to attempt to obtain partial bills which detail such unpaid Expenses through the Closing Date. To the extent Purchaser is unable to obtain such partial bills, Purchaser agrees to prepare an estimate of such Expenses relating to the payment period in which the Closing occurs, provided that such an estimate may be made with reasonable accuracy based upon prior bills and courses of dealing, and provided further that the Partnership approves the estimate.

                    c) PROPERTY TAXES. For purposes of this Subsection 6(c)(ii)
               hereof, the Title Company shall pro-rate property taxes based on the most recent available tax bills.

                    d) DELINQUENT EXPENSES. Delinquent Expenses shall not be
               adjusted or prorated and shall be borne by the Purchaser.

                         (iii) SECURITY DEPOSITS. The Partnership shall deliver
                    to Purchaser all security deposits, letters of credit and other collateral given to the Partnership under any of the Leases to the extent not applied pursuant to the terms of the Leases prior to the Closing Date.

                    (iv) TOTEM VALLEY LEASE. All rents, charges and other sums due under the Totem Valley Lease shall be prorated as of the Closing Date. Purchaser acknowledges that rent under the Totem Valley Lease is payable annually in advance and that the Partnership shall be entitled to a credit for its pro rata share of such prepaid rent.

               (d) POST-CLOSING ADJUSTMENTS. After the Closing Date and continuing for a period of thirty (30) days thereafter, but in no event after December 26, 1997, the Partnership and Purchaser shall meet from time to time to discuss adjust ments in accordance with the following;

                    (i) NON-DELINQUENT RENTS. If Purchaser collects any
               non-delinquent Rents applicable to the month in which the Closing occurred, the Partnership's pro rata share of such Rents shall be paid to the Partnership immediately upon receipt.

                    (ii) DELINQUENT RENTS. If Purchaser collects from any Tenant
               Rents that were delinquent as of the Closing Date, then such Rents shall be applied in the following order of priority: first, to reimburse Purchaser for all reasonable out-of-pocket third-party collection costs actually incurred by Purchaser in collecting such Rents; second, to satisfy such Tenant's delinquent Rent obligations relating to the period before the Closing Date; and third, to satisfy such delinquent Rent obligations relating to the period including and after the Closing Date. The Partnership shall have no right to pursue the collection of such delinquent Rents. Purchaser agrees to actively pursue collection of such delinquent Rents.

                    (iii) SURVIVAL OF OBLIGATIONS. The obligations of the
               Partnership and Purchaser under Subsection 6(d) hereof shall survive the Closing for a period of thirty (30) days, but in no event later than December 26, 1997, and all such adjustments and payments to the entitled party shall be made prior to that time.

          (e) ALLOCATION OF CLOSING COSTS. Closing costs shall be allocated as set forth below; provided, however, that in the event that any real property transfer taxes which would be due in connection with the transfer of the Related Property are due with respect to the transfer of the Interests, such real property transfer taxes shall be the responsibility of Purchaser, notwithstanding any contrary local custom:


=================================================================================================
                                           Responsible Party
                    -----------------------------------------------------------------------------
                    Gateway
Closing             Prof.                            Poplar          Totem
Expense             Center          Park Plaza       Towers          Valley         Interests
-------             -------         ----------       ------          ------         ----------
Escrow Charges      Equal Split     Equal Split      Equal Split     Equal Split    Equal
                                                                                    Split
Title Charges       Partnership     Partnership      Purchaser       Partnership    Purchaser
Transfer Taxes      Equal Split     Equal Split      Purchaser       Partnership    Equal
                                                                                    Split
Recording Fees      Purchaser       Purchaser        Purchaser       Purchaser      N/A
=================================================================================================


     The provisions of this Subsection 6(e) shall survive the Closing.

          (f) ADJUSTMENTS REGARDING INTERESTS. Except as specifically set forth herein with respect to adjustments, prorations or credits to the Consider ation based upon operations related to the Related Property, there shall be no adjustments, credits or prorations to the Consideration with respect to the transfer of Interests. On and after the Closing all liabilities, debts, obligations, expenses and payables of Montrose Office Park Joint Venture, Montrose Office Park Limited Partnership and Equitec Venture Corp. III, Inc., and of the

     Partnership with respect to the Interests, whether accruing on, before or after the Closing Date, including but not limited to liabilities for Taxes, shall be borne by Purchaser, and Purchaser shall indemnify and hold the Partnership, PB Properties and the Unitholders harmless with respect thereto, provided, however, that the Partnership shall remain liable for any taxes with respect to the Partnership's income or capital gains derived from the transfer of the Interests. The provisions of this Subsection 6(f) shall survive the Closing.

     7. THE PARTNERSHIP'S REPRESENTATIONS AND WARRANTIES/PROPERTY CONDITION.

          (a) ORGANIZATION AND AUTHORIZATION. The Partnership hereby represents and warrants to Purchaser the matters set forth below:

               (i) The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California, and is qualified to do business in the State of California.

               (ii) The Partnership has full partnership power and authority to execute and deliver this Agreement and to perform all of the terms and conditions hereof to be performed by the Partnership and to consummate the transactions contemplated hereby. This Agreement and all documents executed by the Partnership which are to be delivered to Purchaser at Closing are or as of the Closing Date will be duly executed and delivered by the Partnership and are or at the time of Closing will be the legal, valid and binding obligation of the Partnership and is enforceable against the Partnership in accordance with its terms, except as the enforcement thereof may be limited by applicable Creditors' Rights Laws. The Partnership is not presently subject to any bankruptcy, insolvency, reorganization, moratorium, or similar proceeding.

               (iii) The individuals executing this Agreement and the instruments referenced herein on behalf of the Partnership and its constituent entities, if any, have the legal power, right and actual authority to bind the Partnership to the terms and conditions hereof and thereof.

               (iv) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the compliance with the terms and conditions hereof will (a) violate or conflict, in any material respect, with any provision of the Partnership's organizational documents or any statute, regulation or rule, or, to the Partnership's actual knowledge, any injunction, judgment, order, decree, ruling, charge or other restrictions of any government, governmental agency or court to which the Partnership is subject, and which violation or conflict would have a material adverse effect on the ownership and operation of the Property, or (b) to the Partnership's actual knowledge result in any material breach or termination of any agreement or other instrument or obligation to which the Partnership is a party (other than any lease) or cause a lien or other encumbrance to attach to any of the Property, or violate the terms and provisions of the organizational documents of Montrose Office Park Limited Partnership, Montrose Office Park Joint Venture or Equitec Venture Corp. III, Inc., a California corporation, which would have a material adverse effect on the ownership of the Property. To the Partnership's actual knowledge, the Partnership is not a party to any contract or subject to any other legal restriction that would prevent fulfillment by the Partnership of all of the material terms and conditions of this Agreement or compliance with any of the material obligations under it.

               (v) The Partnership is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

          (b) PROPERTY CONDITION. The Property is being sold and conveyed by Purchaser to the Partnership "AS IS, WHERE IS, WITH ALL FAULTS", in such condition as the same may be on the Closing Date, without any representations and warranties by the Partnership as to any conditions of the Property, including, without limitation, surface and subsurface environmental conditions, whether latent or patent. The Partnership makes no guarantee, warranty or representation, express or implied, as to the quality, character, or condition of the Property (or any part thereof) or the fitness of the Property (or any part thereof) for any use or purpose or any representation as to the nonexistence of any toxic or hazardous waste. Purchaser shall have no claim, in law or in equity against the Partnership, PB Properties or the Unitholders, based upon the condition of the Property or the failure of the Property to meet any standards. In no event shall the Partnership, PB Properties or the Unitholders be liable for any incidental, special, exemplary or consequential damages, including, without limitation, loss of profits or revenue, interference with business operations, loss of tenants, lenders, investors, buyers, diminution in value of the Property, or inability to use the Property, due to the condition of the Property. Purchaser represents and warrants to the Partnership that Purchaser has had ample opportunity to make a proper inspection, examination and investigation of the Property to familiarize itself with its condition. Purchaser agrees that it accepts the condition of the Property hereunder, and it shall purchase and accept title to the Property including any and all environmental conditions. In the event that any hazardous substances are discovered on, at or under the Property, Purchaser shall not maintain any action or assert any claim against the Partnership, its successors and their respective members, employees and agents or PB Properties or the Unitholders arising out of or relating to any such hazardous substances, including, without limitation, any action or claim for contribution or the generation, use, handling, treatment, removal, storage, decontamination, cleanup, transport or disposal thereof.

          (c) TITLE TO INTERESTS. To the Partnership's actual knowledge, the Interests are not subject to any liens, encumbrances or claims of creditors other than restrictions on transfer, if any, arising out of federal and state securities laws.

          (d) NO OTHER REPRESENTATIONS OR WARRANTIES. Except as may be expressly set forth herein, neither the Partnership nor any of its affiliates, agents or representatives has made, and neither are making any representation or warranty, written or oral, express or implied, whether of merchantability, quality, suitability or fitness for a particular purpose, with respect to the Property, the Loan, the Related Property, the Interests, any assets, properties, liabilities, business, financial condition or prospects of the entities related to the Interests or any other matter whatsoever, and in making its decision to enter into this Agreement and consummate the Sale, Purchaser has not relied upon any representation, warranty, statement, advice, document, projection or other information of any type provided by the Partnership or its affiliates, agents or representatives other than the representations, warranties, covenants and other agreements expressly set forth in this Agreement, provided, however, the Partnership makes no representation or warranty with respect to the accuracy of Schedules 3, 4, 5 and 6 hereto, or to any Schedule which may be attached to Exhibits B or C hereto.

     8. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser hereby represents and warrants to the Partnership as follows:

          (a) GPLP is a duly organized and validly existing limited partnership in good standing under the laws of the State of California, and GLB is a duly organized and validly existing corporation under the laws of the State of Maryland. This Agreement and all documents executed by Purchaser which are to be delivered to the Partnership at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Purchaser, and are or at the Closing will be legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as the enforcement thereof may be limited by applicable Creditor's Rights Laws, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Purchaser is subject. Purchaser is not presently subject to any bankruptcy, insolvency, reorganization, moratorium or similar proceeding.

          (b) Purchaser has made an independent investigation with regard to the Assets and Purchaser's intended use thereof.

          (c) There is no litigation pending or, to Purchaser's knowledge after reasonable inquiry, threatened, against Purchaser or any basis therefor that might materially and detrimentally affect the ability of Purchaser to perform its obligations under this Agreement. Purchaser shall notify the Partnership promptly of any such litigation of which Purchaser becomes aware.

          (d) Purchaser has adequate funds or available credit resources (independent of the existing Loan) to pay the Consideration (without credit for the Loan) on the Closing Date as provided herein.

          (e) The individuals executing this Agreement and the instruments referenced herein on behalf of Purchaser and its constituent entities, if any, have the legal power, right and actual authority to bind Purchaser to the terms and conditions hereof and thereof.

          (f) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the compliance with the terms and conditions hereof will (a) violate or conflict with any provision of Purchaser's organizational documents or any statute, regulation or rule, or, to Purchaser's knowledge after reasonable inquiry, any injunction, judgment, order, decree, ruling, charge or other restrictions of any government, governmental agency or court to which Purchaser is subject, or (b) result in any breach or the termination of any lease, agreement or other instrument or obligation to which Purchaser is a party or by which any of the Property may be subject, or cause a lien or other encumbrance to attach to any of the Property, or violate the terms and provisions of the organizational documents of Montrose Office Park Limited Partnership, Montrose Office Park Joint Venture, Equitec Venture Corp. III, Inc. or Purchaser. Purchaser is not a party to any contract or subject to any other legal restriction that would prevent fulfillment by Purchaser of all of the terms and conditions of this Agreement or compliance with any of the obligations under it.

          (g) All representations and warranties set forth herein shall be true as of the Effective Date and the Closing Date.

     9. INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify the Partnership, PB Properties and the Unitholders and defend and hold the Partnership, PB Properties and the Unitholders harmless from any claims, losses, demands, liabilities, costs, expenses, penalties, damages and losses, including, without limitation, attorneys fees, asserted against, incurred or suffered by the Partnership resulting from or arising out of (i) Purchaser's inspection of the Properties and the Related Property prior to or on the Closing Date; (ii) the operation and maintenance of the Property and the Related Property by Purchaser on and after the Closing Date, including but not limited to any personal injury or property damage first occurring in, on or under the Property or the Related Property during Purchaser's ownership thereof, from any cause whatsoever; (iii) the failure of Purchaser to perform any obligations under the Loan Documents to be performed by the borrower after the Closing Date; (iv) any act or omission to act whether before or after Closing with respect to the Interests; (v) provided the Partnership maintains all insurance currently maintained by the Partnership with respect to the Properties and the Related Property through the Closing Date, the operation and maintenance of the Property and the Related Property prior to the Closing Date, including but not limited to any personal injury or property damage from any cause whatsoever, and (vi) any claim of default or breach of lease, and any acts or omissions by the landlord under the Totem Valley Lease which relate to or arise out of the assignment of such lease hereunder without the consent of the landlord. The provisions of this Section shall survive the Closing or in the case of clause (i) any termination of this Agreement.

     10. RISK OF LOSS.

          (a) NOTICE OF LOSS. If, prior to the Closing Date, any portion of the of the Property or the Related Property suffers a Minor or Major Loss, Purchaser shall immediately notify the Partnership of that fact, which notice shall include sufficient detail to apprise the Partnership of the current status of the Property or the Related Property, as applicable, following such loss.

          (b) MINOR LOSS. Purchaser's obligations hereunder shall not be affected by the occurrence of a Minor Loss, provided that: (i) upon the Closing, there shall be a credit against the Consideration equal to the amount of any insurance proceeds collected by the Partnership or its affiliates as a result of such Minor Loss. If the proceeds have not been collected as of the Closing, then the Partnership's or its affiliates' right, title and interest to such proceeds shall be assigned to Purchaser.

          (c) MAJOR LOSS. In the event of a Major Loss, the Partnership shall have the option to adjourn the Closing Date for such reasonable period as may be required to repair the Major Loss, or if the Partnership elects not to repair the Property, Purchaser may, at its option to be exercised by written notice to the Partnership within twenty (20) days of the Partnership's notice to Purchaser of its election, elect to either (i) terminate this Agreement, or (ii) consummate the acquisition of the Assets in accordance with the terms hereof for the full Consideration, subject to the following. If Purchaser elects to proceed with the acquisition of the Assets in accordance with the terms hereof, then the Closing shall be postponed to the later of the Closing Date or the date which is five (5) days after Purchaser makes such election and, upon the Closing, Purchaser shall be given a credit against the Consideration equal to the amount of any insurance proceeds collected by the Partnership or its affiliates as a result of such Major Loss. If the proceeds have not been collected as of the Closing, then the Partnership's or its affiliates' right, title and interest to such proceeds shall be assigned to Purchaser, and the Partnership will cooperate with Purchaser as reasonably requested by Purchaser in the collection of such proceeds. If

     Purchaser fails to give the Partnership notice within such 20-day period, then Purchaser will be deemed to have elected to terminate this Agreement.

     11. CONDEMNATION

     If, prior to the Closing Date, all or any portion of any Property or the Related Property is condemned or taken by eminent domain, then this Agreement shall nevertheless remain in full force and effect without any abatement of the Consideration. In such event, the Partnership shall convey such Property to Purchaser at the Closing in its then condition, and, subject to the rights of the holder of the Loan, Purchaser shall be entitled to receive all net or condemnation awards otherwise payable to the Partnership or its affiliates as a result of such loss or damage and, in full satisfaction of any claims by Purchaser against the Partnership, the Partnership or its affiliates shall assign to Purchaser, without recourse or warranty of any nature whatsoever, all of the Partnership's or its affiliates' right, title and interest in and to any claims the Partnership may have to any condemnation awards, as well as all rights or pending claims of the Partnership or its affiliates with respect to such condemnation or taking of such Property, and the Partnership or its affiliates shall pay to Purchaser all payments theretofore made by such condemning authorities as a result of such loss after deducting therefrom the costs of collection thereof.

     12. THE PARTNERSHIP'S CONTINUED OPERATION OF THE PROPERTIES.

          (a) GENERAL. Except as otherwise contemplated or permitted by this Agreement or approved by Purchaser in writing, from the Effective Date to the Closing Date, the Partnership or its affiliates will operate, maintain, repair and lease each of the Properties and the Related Property in a prudent manner, in the ordinary course of business, on an arm's-length basis and consistent with its past practices (and without limiting the foregoing, the Partnership or its affiliates shall, in the ordinary course, negotiate with prospective tenants and enter into leases of the Property and the Related Property, enforce leases in all material respects including eviction proceedings against all Tenants with delinquencies in excess of 30 days, pay all costs and expenses of the Property and the Related Property, including, without limitation, debt service, real estate taxes and assessments, and maintain insurance and pay and perform obligations under the Loan Documents) and will not dispose of or encumber any of the Properties or the Related Property or any part thereof or of the Interests, except for dispositions of personal property in the ordinary course of business.

     Between the Effective Date and the Closing, the Partnership or its affiliates shall continue to undertake those capital improvements listed on
     Schedule 4 with respect to the Properties and the Related Property in the ordinary course of business.

          (b) ACTIONS REQUIRING PURCHASER'S CONSENT. Notwithstanding the above terms of this Section, the Partnership shall not, without the prior written approval of Purchaser, take any of the following actions:

               (i) LEASES. Execute or renew any Lease; or terminate any Lease; or modify or waive any material term of any Lease;

               (ii) CONTRACTS. Except as otherwise required under this Agreement, enter into, execute or terminate any operating agreement, reciprocal easement agreement, management agreement or any lease, contract, agreement or other commitment of any sort (including any contract for capital items or expenditures), with respect to the Property.

               (iii) LOAN DOCUMENTS. Waive or modify any material term under any Loan Document.

          (c) COST OF TENANT IMPROVEMENTS AND LEASING COMMISSIONS. In connection with any new leases or modifications of existing Leases entered into between the Effective Date and the Closing and approved by Purchaser, the cost of tenant improvement work and leasing commissions shall be prorated between Purchaser and the Partnership in proportion to the ratio between the portion of the new lease term prior to the Closing Date and the portion of the new lease term after the Closing Date.

     13. COOPERATION BEFORE CLOSING. The Partnership and Purchaser shall cooperate and do such acts as may be reasonably required or requested by the other with regard to the fulfillment of any Condition Precedent or the consummation of the transactions contemplated hereby. The Partnership shall not be required to pay any sums whatsoever in connection with obtaining the consent of the landlord under the Totem Valley Lease to the assignment of such lease contemplated hereunder, and the Purchaser shall be primarily responsible for obtaining such consent. Prior to the Closing, Purchaser will execute and file, or join in the execution and filing of any application or other document (including, but not limited to, any filing with the Securities Exchange Commission) that may be necessary in order to obtain the authorization, approval or consent of any governmental entity that may be required in connection with the consummation of the Sale, and will use its best efforts to obtain, or, as applicable, to assist the Partnership in obtaining, all such authorizations, approvals and consents.

     14. NON-CONSUMMATION OF THE TRANSACTION. If the transaction is not consummated on or before the Closing Date, the following provisions shall apply:

          (a) NO DEFAULT. If the transaction is not consummated for a reason other than a default by one of the parties, then (i) Title Company and each party shall return to the depositor thereof the Earnest Money and all other funds and items which were deposited hereunder; (ii) the Partnership and Purchaser shall each bear one-half of any Escrow cancellation charges. Any return of funds or other items by the Title Company or any party as provided herein shall not relieve either party of any liability it may have for its wrongful failure to close.

          (b) DEFAULT BY THE PARTNERSHIP. If the transaction is not consummated as a result of a default by the Partnership, then Purchaser may as its sole recourse either (i) terminate this Agreement by delivery of notice of termination to the Partnership, whereupon (A) the Earnest Money plus interest accrued thereon shall be immediately returned to Purchaser, and
     (B) the Partnership shall pay to Purchaser any actual title, escrow, and legal fees incurred by Purchaser, but in no event to exceed $15,000, in which case neither party shall have any further rights or obligations hereunder; or (ii) continue this Agreement pending Purchaser's action for specific performance.

          (c) DEFAULT BY PURCHASER. If the Closing does not occur as a result of a default by Purchaser, then (i) Purchaser shall pay all escrow cancellation charges, (ii) Title Company shall deliver the Earnest Money together with interest earned thereon to the Partnership as its full and complete liquidated damages and its sole and exclusive remedy for Purchaser's default. If the transaction is not consummated because of a default by Purchaser, the Earnest Money together with the interest accrued thereon shall be paid to and retained by the Partnership as liquidated damages. THE PARTIES HAVE AGREED THAT THE PARTNERSHIP'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW,
     THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF THE PART

     NERSHIP'S DAMAGES AND AS THE PARTNERSHIP'S EXCLUSIVE REMEDY AGAINST PURCHASER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF PURCHASER.

                     INITIALS: Partnership ___ Purchaser ___

     15. MISCELLANEOUS.

          (a) DISCLOSURE OF TRANSACTION. Except as may be required to comply with the requirements of any applicable laws (including, but not limited to, the Securities Act of 1933, as amended from time to time (the "Securities Act"), and the Securities Exchange Act of 1934, as amended from time to time (the "Securities Exchange Act")), neither party shall publicly announce or discuss the execution of this Agreement or the transaction contemplated hereby except in accordance with the following. The Partnership shall not publicly announce or discuss the execution of this Agreement or the transaction contemplated hereby without the prior written consent of Purchaser, which shall not be unreasonably withheld. Purchaser shall not publicly announce or discuss the execution of this Agreement or the transaction contemplated hereby unless Purchaser has obtained the prior written consent of the Partnership, which shall not be unreasonably withheld.

          (b) POSSESSION. Possession of the Real Property and the Personal Property shall be delivered to Purchaser upon the Closing.

          (c) NOTICES. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one (1) day after being deposited with Federal Express, DHL Worldwide Express or another reliable overnight courier service or transmitted by facsimile telecopy, or (iii) two (2) days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as indicated below, or such other address as either party may from time to time specify in writing to the other.

If to Purchaser:                               If to the Partnership:
Glenborough Realty Trust Incorporated          Prudential-Bache/Equitec
400 South El Camino Real, 11th Floor             Real Estate Partnership

San Mateo, CA 94402-1708                       One Seaport Plaza, 28th Floor
Attention: Andrew Batinovich                   New York, NY 10292-0128
                                               Attention: Mr. Brian J. Martin

with a copy to:                                with a copy to:
Glenborough Realty Trust Incorporated          Skadden, Arps, Slate, Meagher
400 South El Camino Real, 11th Floor             & Flom LLP
San Mateo, CA 94402-1708                       919 Third Avenue
Attention: Stephen Saul                        New York, NY  10022
                                               Attention:  Wallace L. Schwartz

          (d) BROKERS AND FINDERS. Neither party has had any contact or dealings regarding the Assets, or any communication in connection with the subject matter of this transaction through any real estate broker or other person who can claim a right to a commission or finder's fee in connection with the Sale contemplated herein. In the event that any broker or finder perfects a claim for a commission or finder's fee based upon any such contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for said commission or fee and shall indemnify and hold harmless the other party from and against all liabilities, losses, costs and expenses (including reasonable attorneys' fees) arising in connection with such claim for a commission or finder's fee. The provisions of this Subsection shall survive the Closing.

          (e) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors, heirs, administrators and assigns. Neither Purchaser nor the Partnership shall have the right to assign its interest in this Agreement. The Partnership's obligations hereunder and under any document executed by the Partnership pursuant to this Agreement shall be joint and several.

          (f) AMENDMENTS. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by the Partnership and Purchaser.

          (g) GOVERNING LAW. This Agreement has been negotiated and executed in New York County, New York and the substantive laws of the State of New York, without reference to its conflict of laws provisions, will govern the validity, construction, and enforcement of this Agreement.

          (h) MERGER OF PRIOR AGREEMENTS. This Agreement and the Addenda, Exhibits and Schedules hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.

          (i) ARBITRATION OF DISPUTES. Any controversy, claim, counterclaim, or disputes between or among the parties hereto arising out of or relating to the interpretation, application, breach or enforcement of this Agreement or any related agreements or instruments ("Subject Documents") ("Dispute"), shall, at the option of any party, and at that party's expense, be submitted to mediation, using either the American Arbitration Association
     (AAA) or Judicial Arbitration and Mediation Services, Inc. (JAMS). If mediation is not used, or if it is used and it fails to resolve the Dispute within 30 days from the date AAA or JAMS is engaged, then the Dispute shall be determined by neutral binding arbitration in accordance with the Commercial Arbitration Rules then in effect of either JAMS or AAA (at the option of the party initiating the arbitration) and Title 9 of the U.S. Code, notwithstanding any other choice of law provision(s) herein or in the Subject Documents. Any controversy concerning whether a Dispute is arbitrable shall be determined by the arbitrator(s). The parties agree that related arbitration proceedings may be consolidated. The arbitrator shall prepare written reasons for the award. The parties hereto agree that the arbitrator shall be empowered to grant equitable, as well as legal, relief, including, without limitation, the power to compel specific performance of this Agreement. The parties further consent that the initiation of mediation and/or arbitration pursuant to these provisions shall constitute an action or the equivalent for purposes of determining a party's right to file a lis pendens in the official records of the jurisdiction where the Property is/are located. The parties consent that judgment on the award rendered may be entered in any state court sitting in New York County, New York, and that any mediation and/or arbitration shall take place in New York, New York.

          (j) ENFORCEMENT. If either party fails to perform any of its obligations under this Agreement or if a dispute arises between the parties concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, arbitration or court costs and attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

          (k) TIME OF THE ESSENCE. Time is of the essence of this Agreement.

          (l) SEVERABILITY. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

          (m) MARKETING. The Partnership agrees not to market the Assets or actively solicit competing offers from any other prospective purchasers, unless the Partnership determines, in its sole discretion, that its fiduciary duties or applicable law require it to take such actions.

          (n) CONFIDENTIALITY. Purchaser and, except as permitted under Section 15(m) above, the Partnership shall each maintain as confidential any and all material or information about the other or, in the case of Purchaser and its agents, employees, consultants and contractors, about the Property, and shall not disclose such information to any third party, except, in the case of information about the Property and the Partnership, to Purchaser's investment bankers, lender or prospective lenders, insurance and reinsurance firms, attorneys, environmental assessment and remediation service firms and consultants, as may be reasonably required for the consummation of the transaction contemplated hereunder and/or as required by law (including, but not limited to, the Securities Act and the Securities Exchange Act).

          (o) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          (p) ADDENDA, EXHIBITS AND SCHEDULES. All addenda, exhibits and schedules referred to herein are, unless otherwise indicated, incorporate herein by this reference as though set forth herein in full.

          (q) CONSTRUCTION. Headings at the beginning of each section and subsection are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. In the event the date on which the Partnership or Purchaser is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day.

          (r) SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNIFICATIONS. Except as otherwise expressly set forth herein, none of the representations, warranties and indemnifications contained in this Agreement shall survive the Closing.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

PARTNERSHIP

Prudential-Bache/Equitec Real Estate Partnership, a California limited partnership

By   Prudential-Bache Properties, Inc.,
     a Delaware corporation,
     its General Partner

     By  /s/ BRIAN J. MARTIN
         ------------------------------
         Brian J. Martin
         President

Date:  October 13, 1997

PURCHASER

Glenborough Realty Trust Incorporated,
a  Maryland corporation

By  /s/ ANDREW BATINOVICH
    -----------------------------------
    Andrew Batinovich
    President


Glenborough Properties, L.P.,
a California limited partnership

By Glenborough Realty Trust Incorporated, a Maryland corporation, its General Partner


    By  /s/ ANDREW BATINOVICH
        --------------------------------
        Andrew Batinovich
        President

Date:  October 9, 1997

                                   ADDENDUM I

                                   DEFINITIONS

Terms used in this Agreement shall have the meanings set forth below:

1. ADDITIONAL RENTS. All amounts, other than Fixed Rents, due from any Tenant under any Lease, including without limitation percentage rents, escalation charges for real estate taxes, parking charges, marketing fund charges, reimbursement of operating expenses or common area expenses, maintenance escalation rents or charges, cost-of-living increases or other charges of a similar nature, if any, and any additional charges and expenses payable under any Lease.

2. AGREEMENT. This Agreement between the Partnership and Purchaser, including all Addenda, Schedules and Exhibits attached hereto and incorporated herein by reference.

3. AMENDMENTS. The amendment of the Amended and Restated Agreement of Limited Partnership, dated as of February 11, 1985 and as subsequently amended, by and among the General Partners and Limited Partners of the Partnership (as defined therein) to permit (a) the purchase by an affiliate of Glenborough of the Assets, and (b) the effectuation of the Plan by the Partnership's General Partners on behalf of the Partnership.

4. ASSIGNMENT AND ASSUMPTION OF LEASE. An Assignment and Assumption of Lease, without recourse, in form acceptable to the Partnership in its sole discretion, with respect to the Partnership's interest, as tenant, under the Totem Valley Lease.

5. ASSIGNMENT OF CONTRACTS. An Assignment and Assumption of Service Contracts, Guaranties and Warranties and Other Intangible Property in the form of Exhibit D attached hereto.

6. ASSIGNMENT OF LEASES. An Assignment and Assumption of Leases in the form of Exhibit B attached hereto.

7.   ASSETS. The Property, together with the Interests.

8.   BILL OF SALE. A Bill of Sale in the form of Exhibit C attached hereto.



                                  ADDENDUM I-1

9. CASH. Immediately available funds to be paid by Purchaser at the Closing, as provided in Section 3 hereof.

10.  CODE. As defined in Section 3(b) hereof.

11. CLOSING. The delivery of the Deeds, and the Assignment and Assumption of Lease, and the other documents required to be delivered hereunder and the payment of the Consideration.

12. CLOSING DATE. The first Tuesday that is not less than five days after the Partnership's receipt of the Consents, subject to extension as provided herein, but in no event later than December 9, 1997.

13. CONSENTS. The written consent of the Unitholders to the Plan pursuant to the Solicitation of Consents.

14. CONSIDERATION. The total consideration to be paid by Purchaser to the Partnership as described in Section 3 hereof.

15. CONTRACTS. The service contracts, construction contracts for work in progress, any warranties thereunder, management contracts, unrecorded reciprocal easement agreements, operating agreements, maintenance agreements, franchise agreements and other similar agreements relating to the Property or the Related Property, if any.

16. CREDITORS' RIGHTS LAWS. All bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, as well as general equitable principles whether or not the enforcement thereof is considered to be a proceeding at law or in equity.

17. DEED. A quit claim deed or deed without covenants if a quit claim deed can not be utilized in a jurisdiction where a Property is located; so long as the Title Company is willing to issue a policy of title insurance which is customary in the applicable jurisdiction containing no exceptions from coverage solely out of the delivery by the Partnership of a quit claim deed or deed without covenants).

18. DEFERRED MAINTENANCE. Those items of deferred maintenance for the Properties and the Related Property, as shown on Schedule 4 attached.



                                  ADDENDUM I-2

19.  EARNEST MONEY. An earnest money deposit paid by Purchaser pursuant to
     Section 3 hereof, in the amount of $1,000,000.

20. EFFECTIVE DATE. The date this Agreement is signed by the Partnership or Purchaser, whichever signs last.

21. ESCROW AGREEMENT. The Escrow Agreement attached hereto as Exhibit G, to be executed by Title Company, the Partnership and Purchaser simultaneously with the execution of this Agreement.

22. EXPENSES. All operating expenses normal to the operation and maintenance of the Property and the Related Property, including without limitation real property taxes and assessments; current installments of any improvement bonds or assessments which are a lien on the Property or the Related Property or which are pending and may become a lien on the Property or the Related Property; water, sewer and utility charges; amounts payable under any Contract for any period in which the Closing occurs; permits, licenses and inspection fees; and interest on the Loan.

23.  FIXED RATE PRICE ADJUSTMENT. As defined in the Loan Documents.

24.  FIXED RENTS. The fixed periodic rental payments under any Lease.

25. GENERAL INTANGIBLES. To the extent assignable, all general intangibles relating to design, development, operation, management and use of the Real Property; all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations, licenses and consents obtained from any governmental authority or other person in connection with the development, use, operation or management of the Real Property and all payment and performance bonds or warranties or guarantees relating to the Real Property; and all of the Partnership's right, title and interest in and to any and all of the following to the extent assignable: trademarks, service marks, logos or other source and business identifiers, used at or relating to the Real Property.

26. GENERAL PARTNERS. Collectively, Glenborough Corporations, Robert Batinovich, and Prudential-Bache Properties, Inc.

27.  GLB. Glenborough Realty Trust Incorporated, a Maryland corporation.

28.  GPLP. Glenborough Properties, L.P., a California limited partnership.


                                  ADDENDUM I-3

29.  GLENBOROUGH. Glenborough Corporation, together with Robert Batinovich.

30. IMPROVEMENTS. All buildings, parking lots, signs, walks and walkways, fixtures and equipment and all other improvements located at or on or affixed to the Land to the full extent that such items are owned by the Partnership and constitute realty under the laws of the state in which the Land is located.

31. INTERESTS. All of the Partnership's direct and indirect interests in a joint venture whose sole asset is the Related Property, said Interests being more particularly described as follows: all right, title and interest of the Partnership in and to Montrose Office Park Limited Partnership, a Maryland limited partnership, Montrose Office Park Joint Venture, a Maryland single purpose general partnership, and Equitec Venture Corp. III, Inc., a California corporation.

32. INTERESTS TRANSFER DOCUMENTS. An Assignment of Partnership Interests in Montrose Office Park Limited Partnership and An Assignment of Joint Venture/General Partnership Interest in Montrose Office Park Joint Venture, in the form set forth in Exhibits E and F attached hereto.

33. LAND. The land described in Schedule I attached hereto, together with all appurtenances thereto, including without limitation easements and mineral and water rights.

34. LEASES. The leases listed in the Rent Roll, together with any leases approved by Purchaser pursuant to Section 12 hereof.

35.  LOAN. The mortgage loan or loans described in Schedule 5 attached hereto.

36. LOAN DOCUMENTS. All notes or other evidence of indebtedness, loan agreements, mortgages, guaranty agreements, and any and all other documents entered into by the Partnership and all amendments, modifications and supplements thereto relating to the Loan.

37. MAJOR LOSS is defined as any damage or destruction to any Real Property or to the Related Property as to which the cost to repair exceeds 10% of the Consideration.

38. MINOR LOSS is defined as any such damage or destruction that is not a Major Loss.

39.  PARTNERSHIP. As defined in the recitals hereto.


                                  ADDENDUM I-4

40. PARTNERSHIP'S CONDITIONS PRECEDENT. Conditions precedent to the Partnership's obligations to consummate this transaction, as set forth in
     Section 4 hereof.

41. PB PROPERTIES. Collectively, Prudential-Bache Properties, Inc. and its affiliates.

42.  PERMITTED EXCEPTIONS. The Leases and the exceptions to title set forth on
     Schedule 2 hereto.

43. PERSONAL PROPERTY. All of the Partnership's right, title and interest in and to the personal property and any interest therein owned by the Partnership, if any, located on the Real Property and used in the operation or maintenance of the Real Property, including, without limitation, all licensed software and any personal computer based security system.

44. PLAN. The plan of action, which consists of (i) the Sale, (ii) the Amendments, and (iii) one or more liquidating distributions to the Unitholders and the General Partners and, after providing for the payment of all expenses and other liabilities of the Partnership, the dissolution and termination of the Partnership and subsequent liquidation.

45. PROPERTY. The Partnership's fee or leasehold interest, as applicable, in the Real Property, together with the Leases, the Personal Property, the General Intangibles, and the Contracts.

46.  PURCHASER. As defined in the recitals hereto.

47. PURCHASER'S CONDITIONS PRECEDENT. Conditions precedent to Purchaser's obligation to consummate this transaction, as set forth in Section 4 hereof.

48.  REAL PROPERTY. The Land and Improvements.

49. RELATED PROPERTY. That certain real property and improvements located in Rockville, Maryland, and commonly known as the Montrose Office Park, as more particularly described on Schedule 6.

50.  RELEASE. As defined in Subsection 4(b)(ii) hereof.

51. RENT ROLL. The list of each of the Leases as of the date of this Agreement, attached hereto as Schedule 3.


                                  ADDENDUM I-5

52.  RENTS. Fixed Rents and Additional Rents.

53.  SALE. As defined in the recitals hereto.

54.  SECURITIES ACT. As defined in Section 15(a) hereof.

55.  SECURITIES EXCHANGE ACT. As defined in Section 15(a) hereof.

56. SERVICE CONTRACTS. All Contracts involving ongoing services and periodic payment therefor, as distinguished from franchise agreements, easements, guarantees, warranties and the like.

57. SOLICITATION OF CONSENTS. The solicitation of written consents by Prudential-Bache Properties, Inc. in its capacity as the managing general partner of the Partnership.

58. TAXES. All net income, capital gains, gross income, gross receipt, sales, use, transfer, ad valorem, franchise, tariffs, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, windfall profits or other tax or customs duties, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under applicable tax law or assessed or charged by any taxing authority.

59.  TENANT(S). Each and all tenants as listed on the Rent Roll.

60. TITLE COMPANY. Chicago Title Insurance Company, whose address is: 700 South Flower Street, Suite 900, Los Angeles, CA 90017.

61. TITLE POLICY. A policy of extended coverage American Land Title Association Policy of Owner's Title Insurance (Form B, rev. 10/17/70), issued by Title Company in the amounts set forth below, subject to adjustment in accordance with any adjustments in the portion of the Consideration applicable to such Properties, showing fee or leasehold title, as applicable, vested in Purchaser subject only to the Permitted Exceptions: Gateway Professional Center - $4,250,000; Park Plaza - $6,670,000; Totem Valley Business Park - $7,200,000; Poplar Towers - $5,000,000.

62. TOTEM VALLEY LEASE. Lease dated March 15, 1987, by and between Burlington Northern Railroad Company, as landlord, and the Partnership, as tenant, as amended by agreement by and between The Burlington Northern And Santa Fe Railway Company and the Partnership, a memorandum of which amendment was recorded on


                                  ADDENDUM I-6

     April 9, 1997, which lease relates to "Parcel H" on the legal description for Totem Valley Business Park, Seattle Washington, set forth on Schedule 1 attached hereto.

63.  UNITHOLDERS. As defined in the recitals hereto.


                                  ADDENDUM I-7

                                    EXHIBIT A

                       ASSIGNMENT AND ASSUMPTION OF LEASES

     THIS ASSIGNMENT AND ASSUMPTION OF LEASES ("Assignment") dated as of ______________, 1997, is entered into by and between Prudential-Bache/Equitec Real Estate Partnership, a California limited partnership ("Assignor"), and Glenborough Properties, L.P., a California limited partnership ("Assignee").

                              W I T N E S S E T H:

     WHEREAS, Assignor is the lessor under certain leases executed with respect to that certain real property commonly known as ________________ (the "Property") as more fully described in Exhibit A attached hereto, which leases are described in the Rent Roll attached hereto as Schedule 1 (the "Leases"); and

     WHEREAS, Assignor has entered into that certain Purchase Agreement (the "Agreement") by which title to the Property is being transferred to Assignee; and

     WHEREAS, Assignor desires to assign its interest as lessor in the Leases to Assignee, and Assignee desires to accept the assignment thereof;

     NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

          1. Effective as of the Closing Date (as defined in the Agreement), Assignor hereby assigns to Assignee, without recourse, all of its right, title and interest in and to the Leases, and any guarantees related thereto.

          2. Effective as of the Closing Date, Assignee hereby assumes all of the lessor's obligations arising after the Closing Date under the Leases and agrees to indemnify Assignor against and hold Assignor harmless from any and all cost, liability, loss, damage or expense, including without limitation, reasonable attorneys' fees, arising out of facts or circumstances occurring subsequent to the Closing Date and arising out of the lessor's obligations under the Leases.

          3. Any rental and other payments under the Leases shall be prorated between the parties as provided in the Agreement.

          4. This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

          5. This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

          6. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNEE                                   ASSIGNOR
Glenborough Properties, L.P.,              Prudential-Bache/Equitec Real Estate
a California limited partnership           Partnership,
                                           a California limited partnership

By Glenborough Realty Trust Incorporated,  By Prudential-Bache Properties, Inc.,
   a Maryland corporation,                 a Delaware corporation,
   its General Partner                     its General Partner

   By                                      By
      -----------------------------------     ----------------------------------
      Name:                                   Name:
      Title:                                  Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND ASSUMPTION OF LEASES

                            REAL PROPERTY DESCRIPTION

                                   SCHEDULE 1
                     TO ASSIGNMENT AND ASSUMPTION OF LEASES

                                    RENT ROLL

                                    EXHIBIT B

                                  BILL OF SALE


     For good and valuable consideration the receipt of which is hereby acknowledged, Prudential-Bache/Equitec Real Estate Partnership, a California limited partnership (the "Partnership"), does hereby sell, transfer, and convey to Glenborough Properties, L.P., a California limited partnership ("Purchaser"), all personal property owned by the Partnership and located on or in or used in connection with the Real Property (as defined in that certain Purchase Agreement relating to the real property, between the Partnership and Purchaser), including, without limitation, those items described in Schedule 1 attached hereto.


     Dated: _____________, 1997

PARTNERSHIP

Prudential-Bache/Equitec Real Estate Partnership, a California limited partnership

By  Prudential-Bache Properties, Inc.,
    a Delaware corporation,
    its General Partner

    By
      --------------------------------------------
         its
            --------------------------------------

                                   SCHEDULE 1
                                 TO BILL OF SALE

                                PERSONAL PROPERTY

                                    EXHIBIT C

                 ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS,
            WARRANTIES AND GUARANTIES, AND OTHER GENERAL INTANGIBLES

         This Assignment of Service Contracts, Warranties and Guaranties and Other Intangible Property ("Assignment") is made and entered into as of _______, 1997, by Prudential-Bache/Equitec Real Estate Partnership, a California limited partnership ("Assignor"), to Glenborough Properties, L.P., a California limited partnership ("Assignee"), pursuant to that certain Purchase Agreement (the "Agreement") between Assignor and Assignee relating to the Real Property (as defined in the Agreement).

         For good and valuable consideration, the receipt of which is hereby acknowledged, effective as of the Closing Date (as defined in the Agreement),
Assignor hereby assigns and transfers unto Assignee, without recourse, all of its right, title, claim and interest in and under:

          (a) all warranties and guaranties made by or received from any third party with respect to any building, building component, structure, fixture, machinery, equipment, or material situated on, contained in any building or other improvement situated on, or comprising a part of any building or other improvement situated on, any part of that certain real property described in Exhibit A attached hereto including, without limitation, those warranties and guaranties listed in Schedule 1 attached hereto (collectively, "Warranties");

          (b) all of the Service Contracts listed in Schedule 2 attached hereto; and

          (c) any General Intangibles (as defined in the Agreement).

     Assignor and Assignee further hereby agree and covenant as follows:

          1. Effective as of the Closing Date, Assignee hereby assumes all of Assignor's obligations under the Service Contracts and agrees to indemnify Assignor against and hold Assignor harmless from any and all cost, liability, loss, damage or expense, including, without limitation, reasonable attorneys' fees, originating on or subsequent to the Closing Date and arising out of the owner's obligations under the Service Contracts.

          2. Assignor and Assignee shall, at the reasonable request of the other party, execute, acknowledge, and deliver any further instruments to carry out effectively the intent of this Assignment.

          3. This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

          4. This Assignment shall be governed by and construed in accordance with laws of the State of New York.

          5. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNEE                                  ASSIGNOR

Glenborough Properties, L.P.,             Prudential-Bache/Equitec Real Estate
a California limited partnership          Partnership,
                                          a California limited partnership

By Glenborough Realty Trust Incorporated, By  Prudential-Bache Properties, Inc.,
   a Maryland corporation,                    a Delaware corporation,
   its General Partner                        its General Partner

   By                                         By
     -----------------------------------         -------------------------------
     Name:                                       Name:
     Title:                                      Title:

                                    EXHIBIT A
                                       TO
                 ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS,
            WARRANTIES AND GUARANTIES, AND OTHER GENERAL INTANGIBLES

                            REAL PROPERTY DESCRIPTION

                                   SCHEDULE 1
                                       TO
                 ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS,
            WARRANTIES AND GUARANTIES, AND OTHER INTANGIBLE PROPERTY

                            WARRANTIES AND GUARANTIES

                                   SCHEDULE 2
                                       TO
                 ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS,
            WARRANTIES AND GUARANTIES, AND OTHER INTANGIBLE PROPERTY

                                SERVICE CONTRACTS

                                    EXHIBIT D

                            CERTIFICATE OF TRANSFEROR
                            OTHER THAN AN INDIVIDUAL
                               (FIRPTA AFFIDAVIT)

     Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform Glenborough Properties, L.P., a California limited partnership, the transferee of certain real property located at _________, __________, that withholding of tax is not required upon the disposition of such U.S. real property interest by Prudential-Bache/Equitec Real Estate Partnership, a California limited partnership (the "Partnership"), the undersigned hereby certifies the following on behalf of the Partnership:

          1. The Partnership is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

          2. The Partnership's U.S. employer identification number is 94-2949474; and

          3. The Partnership's office address is Prudential-Bache/Equitec Real
                                                 Estate Partnership
                                                 One Seaport Plaza, 28th Floor
                                                 New York, NY 10292-0128

     The Partnership understands that this certification may be disclosed to the Internal Revenue Service by Purchaser and that any false statement contained herein could be punished by fine, imprisonment, or both.

     Under penalty of perjury, I declare that I have examined this certificate and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Partnership.

         Dated:  __________, 1997


                                         ---------------------------------------

                                         ---------------------------------------
                                         on behalf of:

                                         Prudential-Bache/Equitec Real Estate
                                         Partnership,
                                         a California limited partnership

                                    EXHIBIT E
                       ASSIGNMENT OF PARTNERSHIP INTERESTS
                                       IN
                    MONTROSE OFFICE PARK LIMITED PARTNERSHIP

     The undersigned Assignor (the "Assignor") owns a 99.992% general partnership interest (the "Partnership Interest") in Montrose Office Park Limited Partnership, a Maryland limited partnership (the "Partnership") formed pursuant to that certain Certificate and Agreement of Limited Partnership dated as of June 13, 1980 and recorded in Liber 5536, at folio 195 in the Clerk's Office of Montgomery County, Maryland, as amended by First Amendment of Certificate and Agreement of Limited Partnership made as of March 1, 1981, and as restated by Restated Certificate of Limited Partnership dated October 15, 1984 and as further amended (insert re any further amendments) (the "Partnership Agreement").

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby transfers and assigns, without recourse, 100% of the Partnership Interest to Glenborough Properties, L.P., a California limited partnership, including, but not limited to, all of the capital, profits, losses and distributions of the Partnership and each item of income, loss, deduction and credit and any other items to which the Partnership Interest is entitled. The Partnership Interest constitutes all of the right, title and interest of the Assignor as a partner, general or limited, in the Partnership.

     IN WITNESS WHEREOF, the Assignor has executed this Assignment of Partnership Interest on this ___ day of _______________, 1997.

PRUDENTIAL-BACHE/EQUITEC REAL ESTATE PARTNERSHIP a California limited partnership

         By: Prudential-Bache Properties, Inc.,
             a Delaware corporation,
             its General Partner

             By: ______________________________
                      Name:
                      Title:

                                    EXHIBIT F

            ASSIGNMENT OF JOINT VENTURE/GENERAL PARTNERSHIP INTERESTS
                                       IN
                       MONTROSE OFFICE PARK JOINT VENTURE

         The undersigned Assignor (the "Assignor") owns a 93.9% General Partnership interest (the "Partnership Interest") in Montrose Office Park Joint Venture, a Maryland single purpose general partnership (the "Partnership") formed pursuant to that certain Joint Venture Agreement dated as of November 12, 1981 and as amended (insert re any further amendments) (the "Agreement").

         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby transfers and assigns, without recourse, 100% of the Partnership Interest to Glenborough Properties, L.P., a California limited partnership, including, but not limited to, all of the capital, profits, losses and distributions of the Partnership and each item of income, loss, deduction and credit and any other items to which the Partnership Interest is entitled. The Partnership Interest constitutes all of the right, title and interest of the Assignor as a partner in the Partnership.

        IN WITNESS WHEREOF, the Assignor has executed this Assignment of Partnership Interest on this __________ day of _____________, 1997.

PRUDENTIAL-BACHE/EQUITEC REAL ESTATE PARTNERSHIP a California limited partnership

         By:  Prudential-Bache Properties, Inc.,
              a Delaware corporation,
              its General Partner

              By: ______________________________
                  Name:
                  Title:

                                   SCHEDULE G

                                ESCROW AGREEMENT

         Agreement made this ____ day of October, 1997 by and among Glenborough Realty Trust Incorporated and Glenborough Properties, L.P. (Collectively
"PURCHASER"), and Prudential-Bache/Equitec Real Estate Partnership ("SELLER"), and Chicago Title Insurance Company, Inc., as escrow agent ("ESCROW AGENT").

     1. The Parties hereto agree that the sum of $1,000,000 (the "ESCROW AMOUNT"), to be held pursuant to a Purchase Agreement between Seller and Purchaser of even date herewith (the "CONTRACT"), shall be held in escrow by the Escrow Agent upon the terms and conditions set forth herein.

     2. (a) The Escrow Agent shall deliver the Escrow Amount then in its possession in accordance with Paragraph 3 hereof to Seller (i) upon the Closing, as that term is used in and in accordance with the Contract or (ii) in the event that Seller makes a written demand therefor stating that Purchaser has failed to perform Purchaser's obligations under the Contract.

          (b) Escrow Agent shall return the Escrow Amount then in its possession in accordance with Paragraph 3 hereof to Purchaser in the event that Purchaser makes a written demand therefor stating (i) that Seller has failed to perform Seller's obligations under the Contract or (ii) that Purchaser is otherwise entitled to the return of the Escrow Amount in accordance with the terms of the Contract.

          (c) In the event that Escrow Agent intends to release the Escrow Amount and any interest earned thereon in accordance with Paragraph 3 hereof to either party pursuant to Paragraph 2(a)(ii) or 2(b) hereof, then Escrow Agent shall give to the other party not less than ten days prior written notice of such fact and, if Escrow Agent actually receives written notice during such ten day period that such other party objects to the release, then Escrow Agent shall not release the Escrow Amount and any such dispute shall be resolved as provided herein.

          (d) In the event that a dispute shall arise as to the disposition of the Escrow Amount or any other funds held hereunder in escrow, Escrow Agent shall have the right, at its option, to either hold the same or deposit the same with a court of competent jurisdiction pending decision of such court, and Escrow Agent shall be entitled to rely upon the decision of such court.

          (e) Escrow Agent may commingle the Escrow Amount with other funds held in its "trustees account".

          (f) Escrow Agent shall hold the Escrow Amount in a savings bank account or a liquid assets account in the City of Los Angeles bearing interest at such rate as may from time to time be paid or invest the Escrow Amount in U.S. Treasury Bills or other securities guaranteed by the Government of the United States of America. The rate of interest or yield need not be the maximum available and deposits, withdrawals, purchases and sales shall be made in the sole discretion of Escrow Agent, which shall have no liability whatsoever therefor except for its gross negligence or willful misconduct. Discounts earned shall be deemed interest for the purposes hereof.

          (g) Escrow Agent shall have no liability whatsoever arising out of or in connection with its activity as Escrow Agent except for its gross negligence or willful misconduct. Seller and Purchaser jointly and severally agree to indemnify and hold harmless Escrow Agent from and against any and all loss, cost, claim, cause of action, damage, liability and expense (including attorneys' fees and court costs) which may be incurred by reason of its acting as Escrow Agent.

          (h) Escrow Agent shall be entitled to rely upon any judgment, certification, demand or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein, the propriety or validity thereof, or the jurisdiction of a court issuing any such judgment. Escrow Agent may act in reliance upon (i) any instrument or signature believed to be genuine and duly authorized, and
     (ii) advice of counsel in reference to any matter or matters connected herewith.

          (i) Any notice, demand or other communication to Escrow Agent hereunder shall be in writing and delivered in person or sent by certified mail, return receipt requested, postage prepaid, addressed to Escrow Agent as follows:

                Chicago Title Insurance Company
                700 South Flower Street, Suite 900
                Los Angeles, California  90017
                Attention:  _______________________

     The same shall be deemed given on the date delivered, if delivered in person, or on the third business day following the date of mailing the same, if mailed.

     3. The interest, if any, earned on the Escrow Amount shall be for the account of the party entitled to the Escrow Amount hereunder. At the Closing, such interest shall be a credit against the Purchase Price.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                           Purchaser:

                           Glenborough Realty Trust Incorporated


                           By:______________________________
                             Name:
                             Title:


                           Glenborough Properties, L.P.:

                           By Glenborough Realty Trust Incorporated


                                By:______________________________
                                      Name:
                                      Title:


                           Seller:

                           Prudential-Bache/Equitec Real Estate Partnership

                           By: Prudential-Bache Properties, Inc.,
                                    its general partner


                                 By:______________________________
                                    Brian J. Martin
                                    President


Chicago Title Insurance Company, Inc., as Escrow Agent


By:_____________________________
  Name:
  Title:

                                   SCHEDULE 1

                               DESCRIPTION OF LAND

Legal Descriptions of the following properties attached:

1.  Gateway Professional Center, Sacramento, California

2.  Park Plaza, Sacramento, California

3.  Poplar Towers, Memphis, Tennessee

4.  Totem Valley Business Park, Seattle, Washington

                                   SCHEDULE 2

                              PERMITTED EXCEPTIONS



Current real property taxes and assessments not yet due and payable, the lien of any unpaid real property taxes and assessments for periods prior to the period in which the Closing occurs, standard utility, access, and related easements and licenses, covenants, conditions and restrictions currently of record, matters which an accurate survey of the Real Estate would disclose, parties in possession, all those matters affecting title over which the Title Company would provide coverage at no additional premium based upon an affidavit from the owner of the Property (it being expressly understood that the Partnership shall have no obligation to execute any such owner's affidavit or any indemnity required in order to remove standard "gap" or "creditors' rights" exceptions to title coverage), and all other matters affecting title, together with the Leases and the Loan and any and all other monetary liens affecting the Property or matters which might result in monetary liens affecting the Property.

                                   SCHEDULE 3

                                    RENT ROLL



                                             SCHEDULE 4

                                        DEFERRED MAINTENANCE


                     TOTEM        POPLAR                           PARK                         GATEWAY
    Item #          VALLEY        TOWERS         MONTROSE         PLAZA          GATEWAY      EXEC SUITES
--------------- --------------- ----------      ----------     -----------     -----------   --------------

        1           1,758          2,751           1,900          79,200           2,100          4,800
        2             865        128,000           3,500          76,500          17,400         13,691
        3                         43,000           3,300                          16,900          6,000
        4                         68,000           5,700
        5                        257,500          14,000
        6                         16,400
        7                         20,000
        8                         52,000
        9                         24,200
       10                          7,800
       11
       12
    TOTAL           2,623        619,651          28,400         155,700          36,400         24,491
          --------------------------------------------------------------------------------------------------
    GRAND
    TOTAL         867,265


                PRUDENTIAL/BACHE-EQUITEC REAL ESTATE PARTNERSHIP

                           DEFERRED MAINTENANCE ITEMS

TOTEM VALLEY

1. Curbing is cracked and deteriorating, and needs replacing at a cost of $2,705,00. The worst areas were replaced in 1996 at a cost of $1,750.00. 750 s.f. of sidewalks are damaged and require replacement at a cost of $6,448.27.

                              PARTIALLY COMPLETED - REMAINING COST EQUALS $1,758

2. City of Kirkland is requiring all commercial buildings' fire alarm panels to be monitored per new ordinance in effect July 1, 1997. We will need to install a monitoring panel in each of seven buildings and provide two telephone lines to each panel location. In addition to this capital cost, monthly monitoring service and telephone lines will cost approximately $58/mo. for each building. These expenses are included in operating costs. Included in cost are monitoring panels at $5,599.35, installation of 14 telephone lines at $625.

                                PARTIALLY COMPLETED - REMAINING COST EQUALS $865

POPLAR TOWERS

1. Tenant Signage: Designer signage for renovated floors will include ADA requirements for tenant doors, common area doors, i.e., rest rooms, janitors closets and individual floor directories. Approximate cost is $850 per floor for 8 floors.

                              PARTIALLY COMPLETED - REMAINING COST EQUALS $2,751

2. Rest Room Renovation: Renovation of men's and ladies rest rooms on all floors. Scope of work to include new tile floors, new vinyl, lighting, painting of stalls and new sink, fixtures and cabinets. Cost per rest room:
     $8,000.

                                                                       $128,000

3. Window Film: The solar film on the east, west, and south sides of the building was applied 20 years ago. Replace with a P-18 film manufactured by 3M. Clean outside windows at same time.

                                                                         $43,000

4. Common Area Improvements: Renovation of common areas on all floors. The common area hallways will cost approximately $8,500 per floor. The scope of work will include carpet, base, new vinyl, paint, sheet rock over existing aggregate wall and lower elevator buttons.

                                                                         $68,000

5. Paint and Seal Exterior of Building: The building's exterior paint continues to deteriorate, in some areas whole sections have stripped off. The Aluminum must be stripped of all paint and have a special aluminum paint applied, the aggregate sealed, and a clear coat applied to the concrete.

                                                                        $257,500

6. Electric Panel: Replacement of one each hi and low voltage electrical panel boxes. The existing panel boxes are obsolete. A floor replacement is necessary to avoid major power problems in the future. The 2nd and 3rd floors have been done. 9 floors at $1,822 per floor.

                                                                         $16,400

7. Asphalt Pavement Repair and Seal: Replacement of deteriorated areas, removal of oil spills, seal coat and stripe.

                                                                         $20,000

8. Electronic Ballast: Conversion to electronic ballast and octron bulbs as the start of a building wide replacement. The retrofit is required by the new Energy Policy Act. 11 floors at $4,731 per floor.

                                                                         $52,000

9. Replace canopy at main entrance, refurbish the main lobby area with new wall covering and paint.

                                                                         $24,200

10. Common Area Stairwells: Paint walls, ceiling and handrails of east and west stairwell.
                                                                          $7,800

MONTROSE

1. Installation of fail-safe electric locks on stairwell exit doors per Fire Marshall inspection (fire code) for 3202 and 3206.

                                                                          $1,900

2. Parking Structure - repair precast double T's plus various other structural repairs to concrete.

                                                                          $3,500

3. Parking Structure Lights - Repair/replacement of wire cages, light fixtures and equipment as well as conduit.

                                                                          $3,300

4. Dumpster enclosure - furnish and install concrete pad and fence area around dumpsters.

                                                                          $5,700

5.   Cooling tower fill replacements - 4 buildings at $3,500 per building.

                                                                        $14,000

PARK PLAZA

1. Restroom retrofit for ADA and refurbish for floors 2, 3, 4 and 7 (2 restrooms per floor), including remove and replace flooring and wallcoverings, replace vanity countertops, new toilet partitions per ADA, ADA faucets.

                                                                         $79,200
2.   Roof replacement.

                                                                         $76,500

GATEWAY EXECUTIVE SUITES

1.   Paint existing tenants' suites not yet renovated.

                                                                          $4,800

2.   Carpet existing tenants' suites not yet replaced.

                                                                         $13,961

3.   Upgrade lobby furniture.

                                                                          $6,000

GATEWAY PROFESSIONAL CENTER

1.   Replace worn out components of security garage gate.

                                                                          $2,100

2.   Restore building facade, which has oxidized and is stained.

                                                                         $17,400

3.   Replace penthouse roof.

                                                                         $16,900

                                   SCHEDULE 5

                                      LOAN

                PRUDENTIAL-BACHE/EQUITEC REAL ESTATE PARTNERSHIP
                              WELLS FARGO BANK LOAN
                        $26,650,000 ONE YEAR BRIDGE LOAN

BORROWERS:                  Prudential-Bache/Equitec Real Estate Partnership, a
                            California limited partnership; and Montrose Office
                            Park Joint Venture, a Maryland joint venture

SECURED PROPERTIES:         1. Gateway Professional Center, Sacramento, CA
                            2. Park Plaza, Sacramento, CA
                            3. Poplar Towers, Memphis, TN
                            4. Totem Valley Business Park, Kirkland, WA
                            5. Montrose Office Park, Rockville, MD

RECORD DATE:                December 20, 1996

MATURITY DATE:              December 9, 1997

LOAN AMOUNT:                $26,650,000

LENDER:                     Wells Fargo Bank
                            333 South Grand Ave., #900
                            Los Angeles, Calif. 90071
                            David Weber, Regional Vice President
                            (415) 396-8200

INTEREST RATE:              LIBOR plus 350 basis points. 30 day LIBOR contracts
                            automatically set by Wells Fargo Bank. Notice of each rate set provided by fax to borrower.

LOAN ASSUMPTION:            The loan is not assumable.

MONTHLY PAYMENT:            Interest only, no amortization. Monthly payment
                            will vary depending on 30 day LIBOR rate.

AMORTIZATION:               None.

DUE DATE OF PAYMENTS:       Interest payments are due on the 1st day of each
                            month with a 15 day grace period.

LATE PAYMENT FEES:          4% of the installment due.

PREPAYMENT:                 The loan is prepayable at any time in full without
                            penalty (except for LIBOR contract breakage costs,
                            if any). No partial payments or partial releases.
NON-RECOURSE:               The loan is non-recourse to the borrower.

GUARANTORS:                 Glenborough Corporation and Robert Batinovich
                            have guaranteed the standard non-recourse carve outs in the loan.

GUARANTOR REPORTING:        Within 90 days of fiscal year end, balance sheet and
                            income statements from the guarantors.

BORROWER FINANCIAL          o Property operating statements and rent rolls
REPORTING:                    within 15 days of the end of each month.

                            o Balance sheet and income statement for the
                              borrower within 90 days of the end of the year.

                            o 1997 budgets by January 1, 1997.

                            o Certificate of no default with the delivery of the
                              above statements.

CROSS COLLATERAL:           All properties secure the full amount of the loan.

CROSS DEFAULT:              The loan is not cross defaulted with any other
                            financing.

LOAN COVENANTS:             o No additional partnership debt without the writ
                              ten consent of the lender. (Section 7.4)
                            o No distributions to the limited partners during
                              the term of the loan without the written consent of the lender. (Section 7.7)
                            o Lender approval of all leases over 10,000 s.f.
                              (Section 7.8)

IMPOUND ACCOUNTS:           No impound accounts for taxes, insurance or capital
                            expenditures.

                                   SCHEDULE 6

                    LEGAL DESCRIPTION OF THE RELATED PROPERTY

    Legal Description of Montrose Office Park, Rockville Maryland, attached.